Exhibit 99.1

Press Release

Press Contact:

Christine Byrne

+1 203 805 0432

Christine.Byrne@bentley.com

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@BentleySystems

Bentley Systems Announces

Promotion of Brock Ballard to Chief Revenue Officer

and Eric Boyer Joining as Investor Relations Officer

EXTON, Pa. – Jan. 4, 2023 – Bentley Systems, Incorporated (Nasdaq: BSY), the infrastructure engineering software company, today announced that Brock Ballard, previously vice president and regional executive, Americas, has been promoted to the role of Chief Revenue Officer, and that Eric Boyer has joined as Investor Relations Officer. Ballard succeeds newly retired Gus Bergsma who joined with Bentley Systems’ acquisition of RAM International in 2005.

Prior to joining Bentley Systems in 2020, Ballard served in sales leadership positions with Dassault Systèmes, Autodesk, and Océ after earning a Bachelor of Arts in Communications and Information Sciences from the University of Alabama in 2001. He reports to Chief Operating Officer Nicholas Cumins, who said,

“In addition to leading our Americas account teams to unprecedented ARR growth, Brock has driven our Enterprise 365 subscription program globally, to reach new levels of business partnership with many of the world’s largest infrastructure engineering firms and owner-operators. Brock’s energy, resourcefulness, and collegial leadership have been proven through business development opportunities with our accounts to advance infrastructure by going digital. While we will all miss Gus Bergsma, we congratulate him upon his long-earned retirement and thank him for his relentless focus on delivering success and establishing a high-performing account advancement organization, preparing Brock for success in 2023 and beyond.”

Greg Bentley, Chief Executive Officer, said, “We could not have come nearly so far without Gus’s indefatigable resolve and empathy for both infrastructure engineers, where he started professionally himself, and for our colleagues whose successful careers in sales he, in many cases, launched, and certainly exemplified. Gus has shown the way from cofounding a startup to achieving Bentley Systems’ billion-dollar revenue milestone as a public company.

“And we now welcome Eric Boyer as our inaugural Investor Relations Officer, reporting directly to me. Eric combines a wealth of experience and strategic acumen to help us create a world-class investor relations function. I look forward to working very closely with Eric to extend and improve our outreach and communications with the investment community globally.”

Boyer brings over 20 years of experience in investor relations and equity research, a deep knowledge of capital markets, and a strong network of relationships. During his tenure as senior vice president and head of investor relations at IHS Markit Ltd., which was a global information services leader, its market capitalization increased from $8 billion to $44 billion. He was also consistently recognized by Institutional Investor as a leading IR professional. Prior to Boyer’s investor relations career, he spent more than a decade as a sell-side equity analyst at Wells Fargo and Deutsche Bank, where he covered various technology and related services sectors and was recognized by The Wall Street Journal’s “Best on the Street” survey for his stock selections. He earned a Bachelor of Science in Business Logistics and International Business from Penn State University in 1999.

Image 1:

Eric Boyer, Investor Relations Officer, Bentley Systems. Image courtesy of Bentley Systems.

Image 2:

Brock Ballard, Chief Revenue Officer, Bentley Systems. Image courtesy of Bentley Systems.

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About Bentley Systems

Bentley Systems (Nasdaq: BSY) is the infrastructure engineering software company. We provide innovative software to advance the world’s infrastructure – sustaining both the global economy and environment. Our industry-leading software solutions are used by professionals, and organizations of every size, for the design, construction, and operations of roads and bridges, rail and transit, water and wastewater, public works and utilities, buildings and campuses, mining, and industrial facilities. Our offerings include MicroStation-based applications for modeling and simulation, ProjectWise for project delivery, AssetWise for asset and network performance, Seequent’s leading geoprofessional software portfolio, and the iTwin Platform for infrastructure digital twins. Bentley Systems employs more than 4,500 colleagues and generates annual revenues of approximately $1 billion in 186 countries.

www.bentley.com

© 2023 Bentley Systems, Incorporated. Bentley, the Bentley logo, AssetWise, iTwin, MicroStation, ProjectWise, and Seequent are either registered or unregistered trademarks or service marks of Bentley Systems, Incorporated or one of its direct or indirect wholly owned subsidiaries. All other brands and product names are trademarks of their respective owners.